Exhibit 5.1

CONYERS DILL & PEARMAN LLP SIX, 2nd Floor, Cricket Square PO Box 2681, Grand Cayman KY1-1111 Cayman Islands T +1 345 945 3901 conyers.com

19 October 2026

1005371.110839554

+1 345 814 7786

cora.miller@conyers.com

Pinnacle Food Group Limited

Cricket Square, Hutchins Drive

PO Box 2681

Grand Cayman KY1-1111

Cayman Islands

Dear Sirs,

Re: Pinnacle Food Group Limited (the “Company”)

We have acted as special legal counsel as to Cayman Islands law to the Company in connection with the Company’s Registration Statement on Form S-8, including all amendments or supplements thereto, to be filed with the United States Securities and Exchange Commission (the “SEC”) on or around the date hereof under the United States Securities Act of 1933, as amended (the “Securities Act”) (including its exhibits, the “Registration Statement”) relating to the registration of 5,000,000 Class A Common Shares, US$0.00005 par value per share of the Company (hereinafter referred to as the “Class A Common Shares” or the “Registered Shares”), which represents the number of Registered Shares that were reserved under the 2026 Equity Incentive Plan (the “Plan”).

1.	DOCUMENTS REVIEWED

For the purposes of giving this opinion, we have examined copies of:

1.1	the Registration Statement;

1.2	the Plan;

1.3	the certificate of incorporation dated 16 November 2023, the Second Amended and Restated Memorandum and Articles of Association of the Company adopted by special resolution dated 2 October 2026 and statutory registers of the Company (collectively, the “Constitutional Documents”);

1.4	the unanimous written resolutions of the directors of the Company dated 15 October 2026 (the “Resolutions”);

1.5	a Certificate of Good Standing dated 15 October 2026 (the “Certificate of Good Standing”) issued by the Registrar of Companies in the Cayman Islands in relation to the Company; and

1.6	such other documents and made such enquiries as to questions of law as we have deemed necessary in order to render the opinion set forth below.

The documents listed in items 1.1 to 1.2 above are collectively referred to as the “Transaction Documents” (which terms do not include any other instrument or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto).

2.	ASSUMPTIONS

We have assumed:

2.1	the genuineness and authenticity of all signatures and the conformity to the originals of all copies (whether or not certified) examined by us and the authenticity and completeness of the originals from which such copies were taken;

2.2	the accuracy and completeness of all factual representations made in the Transaction Documents and the other documents reviewed by us;

2.3	that where a document has been examined by us in draft form, it will be or has been executed and/or filed in the form of that draft, and where a number of drafts of a document have been examined by us, all changes thereto have been marked or otherwise drawn to our attention;

2.4	that the Resolutions were passed at one or more duly convened, constituted and quorate meetings or by unanimous written resolutions, remain in full force and effect and have not been rescinded or amended;

2.5	the validity and binding effect under the laws of the United States of America of the Registration Statement and that the Registration Statement will be duly filed with or declared effective by the SEC;

2.6	that there is no provision of the law of any jurisdiction, other than the Cayman Islands, which would have any implication in relation to the opinions expressed herein;

2.7	that upon issue of any Registered Shares by the Company, the Company will receive consideration for the full issue price thereof which shall be equal to at least the par value thereof;

2.8	that the Company will have sufficient authorized but share capital to effect the issue of the any of the Registered Shares at the time of issuance pursuant to the Transaction Documents;

2.9	that the Company will issue the Registered Shares in furtherance of its objects as set out in its Constitutional Documents;

2.10	that the Constitutional Documents will not be amended in any manner that would affect the opinions set forth herein;

2.11	that on the date of entering into the Transaction Documents and the date of issuance of any award or Registered Shares under the Plan, the Company is and after issuing any award or Registered Shares under the Plan the Company was, or will be, able to pay its debts;

2.12	the transactions contemplated under the Transaction Documents complies with the requirements of the applicable rules of the Nasdaq Capital Market; and

2.13	save for the Resolutions and Constitutional Documents, there are no resolutions, agreements, documents or arrangements which materially affect, amend or vary the transactions contemplated by the Transaction Documents.

3.	QUALIFICATIONS

3.1	When used herein, the term “non-assessable” means that no further sums are required to be paid by the holder of the Registered Shares in connection with the issue thereof.

3.2	We express no opinion with respect to the issuance of Registered Shares pursuant to any provision of the Plan that purports to obligate the Company to issue Shares following the commencement of a winding up or liquidation of the Company, or as to the enforceability of any provision of the Plan which purports to fetter the statutory powers of the Company.

3.3	Under Cayman Islands law, the register of members (shareholders) is prima facie evidence of title to shares and this register would not record a third party interest in such shares. However, there are certain limited circumstances where an application may be made to a Cayman Islands court for a determination on whether the register of members reflects the correct legal position. Further, the Cayman Islands court has the power to order that the register of members maintained by a company should be rectified where it considers that the register of members does not reflect the correct legal position. As far as we are aware, such applications are rarely made in the Cayman Islands and there are no circumstances or matters of fact known to us on the date of this opinion letter which would properly form the basis for an application for an order for rectification of the register of members of the Company, but if such an application were made in respect of the Class A Common Shares, then the validity of such shares may be subject to re-examination by a Cayman Islands court.

3.4	We have made no investigation of and express no opinion in relation to the laws of any jurisdiction other than the Cayman Islands.

3.5	This opinion is to be governed by and construed in accordance with the laws of the Cayman Islands and is limited to and is given on the basis of the current law and practice in the Cayman Islands.

3.6	This opinion is issued solely for the purposes of the filing of the Registration Statement and the registration of the Registered Shares by the Company and is not to be relied upon in respect of any other matter.

4.	OPINIONS

On the basis of and subject to the foregoing, we are of the opinion that:

4.1	The Company is duly incorporated and existing under the laws of the Cayman Islands and, based on the Certificate of Good Standing, is in good standing. Pursuant to the Companies Act of the Cayman Islands (the “Act”), a company is deemed to be in good standing if all fees and penalties under the Act have been paid and the Registrar of Companies has no knowledge that the Company is in default under the Act.

4.2	When issued and paid for in accordance with the Transaction Documents and recorded in the register of members of the Company, the Registered Shares will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not consider that we are “experts” within the meaning of such term as used in the Securities Act, or the Rules and Regulations of the Commission promulgated thereunder.

Yours faithfully,

/s/ Conyers Dill & Pearman LLP

Conyers Dill & Pearman LLP

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